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                                                                    Exhibit 99.2



FOR:          FOG CUTTER CAPITAL GROUP INC.

CONTACT:      Fog Cutter Capital Group Inc.
              (503) 721-6500         Andrew A. Wiederhorn, Chairman and CEO
              (503) 721-6500         Lawrence A. Mendelsohn, President, or
              (503) 721-6500         R. Scott Stevenson, Chief Financial Officer


FOR IMMEDIATE RELEASE

         FOG CUTTER CAPITAL GROUP INC. SELLS U.K. REAL ESTATE PORTFOLIO

PORTLAND, Oregon-- November 26, 2001 - Fog Cutter Capital Group Inc. (Nasdaq:
FCCG), an opportunistic investment group specializing in mortgage and real estate related assets has sold a portfolio in the United Kingdom of 18 retail and office properties, located in the Midlands and Southeast of England, for a net price of 14.0 million GBP ($19.7 million). In conjunction with the sale, secured indebtedness in the amount of 10.8 million GBP ($15.3 million) was retired.

The sale resulted in a gross gain of 1.2 million GBP ($1.7 million), which was partially offset by a loan prepayment penalty of 0.5 million GBP ($0.7 million), resulting in a net gain of 0.7 million GBP ($1.0 million). The net gain will also be partially offset by the recognition of unrealized currency exchange losses of $0.7 million resulting from the distribution of net proceeds from the Company's foreign subsidiary. Since these unrealized currency losses had previously been deducted from the equity capital of the Company, stockholders' equity will increase as a result of the sale by the full amount of the net gain.

The sold properties totaled 242,000 square feet and were originally acquired by the Company in 1998 and 2000 as part of the Company's REIT income property portfolio. Four other assets from this original portfolio had been sold in 2000 at a gain of $1.2 million. With the completion of this transaction, the Company has now disposed of all of its direct investment in U.K. income property, however, the Company continues to hold a significant investment in Europe through its 26% interest in Bourne End Properties PLC ("Bourne End").

Bourne End is a specialist investor in retail property, currently owning fifteen town shopping centers located in England and Scotland. The centers range in size from 80,000 square feet to 340,000 square feet. In 2000 the Company organized and led a group of investors to purchase all of the outstanding capital stock of Bourne End. The Company made its investment via its wholly owned subsidiary, BEP Islands Limited, along with partners Merrill Lynch (Jersey) Holdings Limited (a subsidiary of Merrill Lynch & Co., Inc.) and Greenbau Estuary Limited (an affiliate of Catalyst Capital LLP, formerly known as The Greenwich Group International). At the time of the acquisition, Bourne End had approximately
169.6 million GBP ($245.1 million) of assets and 123.1 million GBP ($177.9 million) of debt. The group's strategy is to reposition each of the centers,

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including new capital expenditures on existing space and new development on excess or adjoining land, with the ultimate goal of reselling many of the properties.

Founded in 1997, Fog Cutter Capital Group Inc. focuses on opportunistic investing, structuring and managing real estate-related assets, including the acquisition of companies engaged in real estate investment activities, mortgage-backed securities, mezzanine real estate loans and other real estate related assets. The Company invests where its expertise in intensive asset management, mortgage and real estate credit analysis and financial structuring can create value. Many of these investments, particularly in corporate acquisitions, are acquired in conjunction with partners.

The Company seeks to invest directly or indirectly in real estate-related assets that provide an appropriate risk-adjusted rate of return and the opportunity for capital gains. The Company maintains a flexible approach with respect to the nature of its investments, seeking to take advantage of opportunities as they arise or are developed.



                           FORWARD LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in such statements. All of the statements contained in this release, which are not identified as historical, should be considered forward-looking. In connection with certain forward-looking statements contained in this release and those that may be made in the future by or on behalf of the company which are identified as forward-looking, the company notes that there are various factors that could cause actual results to differ materially from those set forth in any such forward-looking statements. Such factors include but are not limited to, the real estate market, the availability of real estate assets at acceptable prices, the availability of financing, interest rates, and European markets. Accordingly, there can be no assurance that the forward-looking statements contained in this release will be realized or that actual results will not be significantly higher or lower. The forward-looking statements have not been audited by, examined by, or subjected to agreed-upon procedures by independent accountants, and no third party has independently verified or reviewed such statements. Readers of this release should consider these facts in evaluating the information contained herein. The inclusion of the forward-looking statements contained in this release should not be regarded as a representation by the company or any other person that the forward-looking statements contained in this release will be achieved. In light of the foregoing, readers of this release are cautioned not to place undue reliance on the forward-looking statements contained herein.